EXHIBIT (a)(1)
                      OFFER TO PURCHASE FOR CASH
             UNITS OF BENEFICIAL ASSIGNMENT CERTIFICATES

                                  of

                       CAPITAL SOURCE II L.P.-A

                                  at

                            $5.00 PER UNIT

                                  by

                 MADISON LIQUIDITY INVESTORS 104, LLC
                          (the "Purchaser")

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
5:00 P.M., EASTERN STANDARD TIME, ON JUNE 17, 1999, UNLESS EXTENDED.

Madison Liquidity Investors 104, LLC (the "Purchaser")(1) hereby seeks to acquire Beneficial Assignment Certificates (the "Units") in Capital Source II L.P.-A, a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 196,544 of the issued and outstanding Units at a purchase price of $5.00 per Unit, in cash, reduced by (i) the $50.00 transfer fee (per transfer, not per Unit) charged by the Partnership and (ii) any cash distributions made or declared on or after May 13, 1999 (the "Offer Date"), without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer will expire at 5:00 p.m., Eastern Standard Time, on June 17, 1999 or such other date to which this Offer may be extended (the "Expiration Date"). The Units sought pursuant to the Offer represent 4.90% of the Units issued and outstanding as of December 31, 1998.
____________________
     1 For purposes of the applicable securities law, the Purchaser's sole member and funding source, Madison/OHI Liquidity Investors, LLC ("Madison/OHI"), is a co-bidder to this Offer. As such, references in this Offer to the "Purchaser" may be deemed to include Madison/OHI. However, the purchaser of the Units will be Madison Liquidity Investors 104, LLC.


NONE OF AMERICA FIRST CAPITAL SOURCE II, L.L.C., INSURED MORTGAGE
EQUITIES II, INC. (COLLECTIVELY THE "GENERAL PARTNER"), CAPITAL SOURCE II L.P.-A OR THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES ARE PARTIES
TO THIS OFFER.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 196,544 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 196,544 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 ("CONDITIONS OF THE OFFER"). A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER.

Before tendering, Unitholders are urged to consider the following factors:

- Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership. The Offer Price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Units over the remaining term of the Partnership.

- Although the Purchaser cannot predict the future value of the Partnership's assets on a per Unit basis, the Offer Price could differ significantly from the net proceeds that would be realized from a current sale of the properties owned by the Partnership (the "Properties") or that may be realized upon a future liquidation of the Partnership.

- The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the Offer Price of $5.00 per Unit, the Purchaser is motivated to establish the lowest price that might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interests of the Unitholders in receiving the highest price for their Units.

PLEASE SEE THE INTRODUCTION "ADDITIONAL FACTORS TO CONSIDER WHEN
TENDERING."

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

MAY 13, 1999

IMPORTANT

Any (i) Unitholder, (ii) beneficial owner, in the case of Units owned by Individual Retirement Accounts, Keogh Plans or qualified plans (a "Beneficial owner"), or (iii) person who has purchased Units but has not yet been reflected on the Partnership's books as a Limited Partner (an "Assignee") desiring to tender any Units should either (a) complete and sign the Agreement of Assignment and Transfer (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions to the Agreement of Assignment and Transfer (see Instructions to Complete the Agreement of Assignment and Transfer) and mail or deliver an executed Agreement of Assignment and Transfer and any other required documents to Madison Liquidity Investors 104, LLC at the addresses set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to Unitholders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees.

For deliveries by Federal Express or other private overnight couriers:

MADISON LIQUIDITY INVESTORS 104, LLC
4643 South Ulster Street
Suite 800
Denver, Colorado 80237


For deliveries by mail:

MADISON LIQUIDITY INVESTORS 104, LLC
P.O. Box 4757
Englewood, Colorado 80155

Telephone:     (303) 858-0000
Facsimile:     (303) 858-0001 (No Agreements of Assignment and
               Transfer will be accepted by fax)

Questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Assignment and Transfer may be directed to Madison Liquidity Investors 104, LLC at (303) 858-0000.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

EACH UNITHOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO
PURCHASE, THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND RELATED
DOCUMENTS.

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "SEC" or "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at WWW.SEC.GOV, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has or will be filing with the Commission a Tender Offer Statement on Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.


                          TABLE OF CONTENTS

                                                                  Page
INTRODUCTION

TENDER OFFER
     Section 1.     Terms of the Offer
     Section 2.     Procedures for Tendering Units
     Section 3.     Acceptance for Payment and Payment for Units
     Section 4.     Proration
     Section 5.     Withdrawal Rights
     Section 6.     Extension of Tender Period; Termination; Amendment
     Section 7.     Certain Federal Income Tax Consequences
     Section 8.     Effects of the Offer
     Section 9.     Purpose of the Offer;  Future Plans
     Section 10.    The Business of the Partnership
     Section 11.    Certain Information Concerning the Purchaser
     Section 12.    Source of Funds
     Section 13.    Conditions of the Offer
     Section 14.    Certain Legal Matters
     Section 15.    Fees and Expenses
     Section 16.    Miscellaneous

Schedule I - The Principals of the Purchaser and Madison/OHI to
             the Unitholders of Capital Source II L.P.-A


                             INTRODUCTION

Madison Liquidity Investors 104, LLC (the "Purchaser")(2) hereby seeks to acquire Beneficial Assignment Certificates (the "Units") in Capital Source II L.P.-A a Delaware limited partnership (the "Partnership"). The Purchaser hereby offers to purchase up to 196,544 of the issued and outstanding Units at a purchase price of $5.00 per Unit, in cash, reduced by (i) the $50.00 transfer fee (per transfer, not per Unit) charged by the Partnership and (ii) any cash distributions made or declared on or after May 13, 1999 (the "Offer Date"), without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Assignment and Transfer and accompanying documents, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer will expire at 5:00 p.m., Eastern Standard Time, on June 17, 1999 or such other date to which this Offer may be extended (the "Expiration Date"). The Units sought pursuant to the Offer represent 4.90% of the Units issued and outstanding as of December 31, 1998.
____________________
     2 For purposes of the applicable securities law, the Purchaser's sole member and funding source, Madison/OHI Liquidity Investors, LLC ("Madison/OHI"), is a co-bidder to this Offer. As such, references in this Offer to the "Purchaser" may be deemed to include Madison/OHI. However, the purchaser of the Units will be Madison Liquidity Investors 104, LLC.

For further information concerning the Purchaser, see Section 11 below and Schedule "I".

NONE OF AMERICA FIRST CAPITAL SOURCE II, L.L.C., INSURED MORTGAGE
EQUITIES II, INC. (COLLECTIVELY THE "GENERAL PARTNER"), CAPITAL SOURCE II L.P.-A OR THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES ARE PARTIES
TO THIS OFFER.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 196,544 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 196,544 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. SEE SECTION 13 ("CONDITIONS OF THE OFFER.") A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER.

The Purchaser is making this Offer because it believes that the Units represent an attractive investment at the price offered.
There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of Units (either by the Purchaser or Unitholders who retain their Units) will remain a speculative investment. The Purchaser is acquiring the Units for investment purposes and has no current plan to change current management or the operations of the Partnership or effectuate any extraordinary transaction involving the Partnership.

Establishment of the Offer Price

The Purchaser has set the Offer Price at $5.00 per Unit, in cash, without interest, reduced by (i) the $50.00 transfer fee (per transfer, not per Unit) charged by the Partnership and (ii) any cash distributions made or declared on or after May 13, 1999.

The Purchaser established the Offer Price based on the Purchaser's analysis that concluded the value of the Partnership Units to be $6.59. The Purchaser conducted internal analysis on the Partnership based the Annual Report filed on Form 10-K for the year ended December 31, 1998. The Purchaser estimated the 1998 cash flow of the Partnership's properties at $2,433,582 and applied a capitalization rate of 9.01% which yielded a value of $27,012,842 for the Partnership's properties. The Purchaser then added the net cash of the Partnership as of December 31, 1998, subtracted the debt on the properties as of December 31, 1998, to arrive at a total value of $26,428,282 or $6.59 per Partnership Unit. The Purchaser believes that the capitalization rate utilized by it is within a range of capitalization rates currently employed in the marketplace for apartment buildings of this age and quality. Therefore, based on the Purchaser's own internal analysis, the Purchaser concluded the net asset value of the Partnership to be $6.59 per Unit.

The Purchaser's Offer Price represents a discount of 24.1% to the Purchaser's estimated net asset value of $6.59 per Unit. The Purchaser chose the Offer Price based primarily on the motivation to establish the lowest price that might be acceptable to Unitholders consistent with the Purchaser's objectives. In addition, the Purchaser took into account the lack of liquidity, lack of control over the Partnership and certain tax considerations in establishing the Offer Price.

The net asset value of the Units, as disseminated by the General Partner, is $7.62 per Unit. The Purchaser's Offer Price represents a discount of 34.3% to the General Partner's net asset value. However, the Purchaser believes that the General Partner's net asset value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the net asset value depending on several factors. The Purchaser does not propose or represent that the Offer Price represents the fair market value of the Units.

The Partnership's Form 10-K for the year ended December 31, 1998 states that "BACs are not currently traded in any market.
Therefore, there is no market price or average bid and asked price for BACs within the 60 days prior to the date of this filing." At present, privately negotiated sales and sales through intermediaries are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or
system.   Set forth below is a schedule of the trading activity of
Units during the period August 1, 1998 through January 31, 1999, in two-month intervals, as reported by The Partnership Spectrum, an independent third-party industry publication:

                                           Period
                                       _______________

                            Dec 1998-      Oct-Nov        Aug-Sept
                            Jan 1999         1998           1998
                         _____________________________________________

Weighted Price                $6.37          $6.22          $7.05
High Price                    $7.27          $7.27          $7.35
Low Price                     $5.05          $5.00          $6.15
Units Traded                  9,041         17,930          4,800
Number of Trades                 12             12              9
Dollar Volume of            $57,591       $111,525        $33,840

Unitholders are advised, however, that such gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

As the Purchaser has had no access to the books and records of the Partnership, it has based its analysis upon publicly available information and its own investigation and analysis. The Offer Price is not the result of arm's length negotiations between the Purchaser and the Partnership.

The Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

Additional Factors to Consider When Tendering.

The Purchaser believes that the following are aspects of the Offer that should be considered when deciding whether or not to tender Units.

- Upon the liquidation of the Partnership, the Purchaser will benefit to the extent, if any, that the amount per Unit it receives in the liquidation exceeds the Offer Price, if any. Therefore, Unitholders might receive more value if they hold their Units, rather than tender, and receive proceeds from the liquidation of the Partnership. Alternatively, Unitholders may prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. When the assets of the Partnership are ultimately sold, the return to Unitholders could be higher or lower than the Offer Price. Unitholders are urged to consider carefully all the information contained herein before accepting the Offer.

- The net asset value of the Units, as disseminated by the General Partner, is $7.62 per Unit, which is more than the Offer Price. However, the Purchaser believes that the net asset value does not necessarily reflect the fair market value of a Unit, which may be higher or lower than the net asset value depending on several factors. The General Partner estimates net asset value based upon a hypothetical sale of all of the Partnership's assets, as of a hypothetical date, and the distribution to the Limited Partners and the General Partner of the gross proceeds of such sales, net of related indebtedness. Additionally, the net asset value estimate prepared by the General Partner does not take into account (i) future changes in market conditions, (ii) timing considerations or (iii) unforeseeable costs associated with winding up the Partnership.

- Although not necessarily an indication of value, the $5.00 Offer Price per Unit is approximately 22% lower than the $6.37 weighted average selling price for the Units (before any adjustment for typical commissions or transaction costs), as reported by The Partnership Spectrum, an independent, third-party source, for the period December 1, 1998 through January 31, 1999. As further reported by The Partnership Spectrum during the two month period ended January 31, 1999, there were 12 trades conducted representing an aggregate of 9,041 Units sold or transferred. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.
     The Purchaser cannot, and does not, know whether the information compiled by The Partnership Spectrum is accurate or complete.

- After the consummation of the Offer, and unless otherwise prohibited, the Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders.

- In the event a total of more than 196,544 Units are tendered, the Purchasers may accept only a portion of the Units tendered by a Unitholder on a pro rata basis.

- The eventual transfer of all tendered Units is subject to the final approval of the Partnership or General Partner and is subject to their discretion.

Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

- The Partnership's ability to generate cash adequate to meet its needs is dependent primarily upon the operations of its real estate investments and the future availability of bank borrowings and the potential refinancing and sale of the Partnership's remaining real estate investments. These sources of liquidity will be used by the Partnership for payment of expenses related to real estate operations, capital expenditures, debt service and expenses. Cash flow, if any, will then be available for distribution to the Partners.

- For Unitholders who sell their Units in accordance with this Offer, 1999 will be the final year for which you receive a K-1 Tax Form from the Partnership assuming that the transfer of your Units is effectuated by the General Partner in 1999. Many investors who have tax professionals prepare their taxes find the cost of filing K-1s to be burdensome, particularly if more than one limited partnership is owned.

- The decision to accept the Offer eliminates the potential uncertainty related to waiting for future distributions of sales and final liquidation proceeds. Furthermore, by selling the Units for cash now, the Unitholder would enjoy the ability to redeploy investment assets into alternative and potentially more liquid investments.

- The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales.

- Although there are some limited resale mechanisms available to the Unitholders wishing to sell their Units, there is no formal
     trading market for the Units.   Accordingly, Unitholders who
     desire liquidity may wish to consider the Offer. The Offer affords Unitholders an opportunity to dispose of their Units for cash, which alternative otherwise might not be available to them. However, the Offer Price is not intended to represent either the fair market value of a Unit or the fair market value of the Partnership's assets on a per Unit basis.

-    General disenchantment with real estate investments.

- General disenchantment with long-term investments in limited partnerships because of, among other things, their illiquidity and the inability of Unitholders to effectuate management control over the Partnership's affairs through the annual election of the General Partners. Unitholders should note, however, that they do have the right to remove the General Partners by majority vote.

- The Offer provides Unitholders with the opportunity to liquidate their Units and to reinvest the proceeds in other investments should they desire to do so. The Purchaser believes that the Units represent an attractive investment for the Purchaser at the Offer Price. There can be no assurance, however, that this judgment is correct. Ownership of Units will remain a speculative investment.

General Background Information

Certain information contained in this Offer to Purchase that relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission. The Purchaser expressly disclaims any responsibility for the information included in these filed reports and extracted in this discussion.

According to publicly available information, as of December 31, 1998, there was an average of 4,011,101 Units issued and outstanding. As of the Partnership's most recent filing on Form 10-K for the year ended December 31, 1998 these outstanding Units were held by approximately 5,571 Unitholders. Certain affiliates of the Purchaser currently beneficially own an aggregate of 1,525 Units or approximately .04% of the outstanding Units. See Section 12 ("Certain Information Concerning the Purchaser") below.

Tendering Unitholders will not be obligated to pay brokerage fees or commissions on the sale of the Units to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer with the exception of the transfer fees that will be paid by the Unitholder via a reduction in the proceeds from the sale of the Units. The Purchaser desires to purchase all the Units tendered by each Unitholder, up to 4.90% of the total outstanding Units and subject to Proration, when applicable, except where otherwise prohibited. See Section 4 ("Proration") below.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

Unitholders are urged to read this Offer to Purchase and the accompanying Agreement of Assignment and Transfer carefully before deciding whether to tender their Units.

                             TENDER OFFER

Section 1.  Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 196,544 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 5 of this Offer to Purchase. The term "Expiration Date" shall mean 5:00 p.m., Eastern Standard Time, on June 17, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

The Offer is conditioned on satisfaction of certain conditions.
(See Section 13, which sets forth in full the conditions of the Offer.) The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) (i) to decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) to waive all the unsatisfied conditions and, subject to complying with the applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) to extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's right to terminate the Offer at any time prior to the acceptance of tendered Units for payment.

SECTION 2.  PROCEDURES FOR TENDERING UNITS.

VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Assignment and Transfer (a copy of which is enclosed) with any other documents required by the Agreement of Assignment and Transfer, or instructions thereto, must be received on or prior to the Expiration Date by the Purchaser at the following addresses: for deliveries by Federal Express or other private overnight couriers, 4643 South Ulster Street, Suite 800, Denver, Colorado 80237 or, for deliveries by mail, P.O. Box 4757, Englewood, Colorado 80155. A Unitholder may tender any or all Units owned by such Unitholder. Unitholders should recognize that, if proration is required pursuant to the terms of the Offer, the Purchaser will accept for payment from among those Units validly tendered on or prior to the Expiration Date and properly withdrawn, the maximum number of Units permitted pursuant to the Offer on a pro rata basis, with adjustments to avoid purchases of certain fractional Units and purchases which would violate the terms of the Offer or the Partnership's Limited Partnership Agreement, based upon the number of Units validly tendered prior to the Expiration Date and not properly withdrawn.

In order for a tendering Unitholder to participate in the Offer, the Unitholder must complete, in its entirety, the following documents that accompany this Offer to Purchase:

(1)  The Agreement of Assignment and Transfer; and
(2) Any other applicable documents included herewith or in the Instructions to Complete the Agreement of Assignment and Transfer.

IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER,
UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE
EXPIRATION DATE, WHICH IS 5:00 P.M., EASTERN STANDARD TIME, ON JUNE 17, 1999, OR SUCH DATE TO WHICH THE OFFER MAY BE EXTENDED.

THE METHOD OF DELIVERY OF THE AGREEMENT OF ASSIGNMENT AND TRANSFER
AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PURCHASER. IF DELIVERY IS BY MAIL,
REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED.  IN
ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES. The signatures on the Agreement of Assignment and Transfer must be medallion guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having any office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD").

BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Purchaser with such Unitholder's correct taxpayer identification number ("TIN") or Social Security Number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding.

EACH TENDERING UNITHOLDER MUST INSERT IN THE AGREEMENT OF ASSIGNMENT AND TRANSFER THE UNITHOLDER'S TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER IN THE SPACE PROVIDED ON THE SIGNATURE PAGE TO THE AGREEMENT OF ASSIGNMENT AND TRANSFER. THE AGREEMENT OF ASSIGNMENT AND TRANSFER ALSO INCLUDES A SUBSTITUTE FORM W-9, WHICH CONTAINS THE CERTIFICATIONS REFERRED TO ABOVE. (SEE THE INSTRUCTIONS TO THE AGREEMENT OF ASSIGNMENT AND TRANSFER AND THE ACCOMPANYING TAX CERTIFICATION PAGE).

FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Agreement of Assignment and Transfer certifying such Unitholder's TIN or Social Security Number and address and that the Unitholder is not a foreign person. (See the Instructions to the Agreement of Assignment and Transfer and Section 7-"Certain Federal Income Tax Consequences" of this Offer to Purchase).

APPOINTMENT AS ATTORNEY-IN-FACT AND PROXY. By executing an Agreement of Assignment and Transfer as set forth above, and subject to Section 5 ("Withdrawal Rights") of this Offer to Purchase, a tendering Unitholder irrevocably constitutes and appoints the Purchaser and its designees as such Unitholder's true and lawful attorneys-in-fact and proxies, in the manner set forth in the Agreement of Assignment and Transfer, with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser (and with respect to any and all other Units or other securities issued or issuable in respect of such Unit on or after the May 13, 1999) each with full power of substitution, to the full extent of such Unitholder's rights (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest)
(i) to seek to transfer ownership of such Units on the Partnership's books (and to execute and to deliver any accompanying evidences of transfer and authenticity which the Purchaser, the Partnership or the General Partner may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) to become a Substitute Limited Partner, (iii) to receive any and all distributions made or declared by the Partnership after May 13, 1999, (iv) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units in accordance with the terms of the Offer, (v) to execute and deliver to the Partnership and/or the General Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered Units to the address specified in such form, (vi) to endorse any check payable to or upon the order of such Unitholder representing a distribution to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering Unitholder, in favor of the Purchaser or any other payee the Purchaser otherwise designates,
(vii) to exercise all such Unitholder's voting and other rights as any such attorney-in-fact in their sole discretion may deem proper at any meeting of Unitholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise, (viii) to act in manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to the Units, (ix) to execute a Loss and Indemnity Agreement relating to the Units on such Unitholder's behalf if such Unitholder fails to include its original certificate(s) (if any) representing the Units with the Agreement of Assignment and Transfer, or (x) to commence any litigation that the Purchaser or its designees, in their sole discretion, deem necessary to enforce any exercise of the Purchaser's or such designees powers as such Unitholder's attorneys-in-fact as set forth above.

Such appointment will be effective upon receipt by the Purchaser of the Agreement of Assignment and Transfer. Upon such receipt, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).

ASSIGNMENT OF ENTIRE INTEREST IN THE PARTNERSHIP. By executing and delivering the Agreement of Assignment and Transfer, a tendering Unitholder irrevocably sells, assigns, transfers, conveys and delivers to the Purchaser, all of his right, title and interest in and to the Units tendered thereby and accepted for payment pursuant to the Offer and any and all non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after May 13, 1999, including, without limitation, to the extent that they exist, all rights in, and claims to, any Partnership profits and losses, cash distributions, voting rights and other benefits of any nature whatsoever and whenever distributable or allocable to the Units under the Partnership's Limited Partnership Agreement (the "Limited Partnership Agreement"), (i) unconditionally to the extent that the rights appurtenant to the Units may be transferred and conveyed without the consent of the general partners of the Partnership (the "General Partner"), and (ii) in the event that the Purchaser elects to become a substituted limited partner of the Partnership, subject to the consent of the General Partner to the extent such consent may be required in order for the Purchaser to become a substituted limited partner of the Partnership. In addition, by executing an Agreement of Assignment and Transfer, and not otherwise timely withdrawing pursuant to the provisions of
Section 5 herein, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to the Units which are accepted for payment and purchased pursuant to the Offer, including those cash distributions made or declared on or after the Offer Date, May 13, 1999.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. THE PURCHASER RESERVES THE ABSOLUTE RIGHT TO REJECT ANY OR ALL TENDERS IF NOT IN PROPER FORM OR IF THE ACCEPTANCE OF, OR PAYMENT FOR, THE UNITS TENDERED MAY, IN THE OPINION OF THE PURCHASER'S COUNSEL, BE UNLAWFUL. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Assignment and Transfer and the Instructions thereto) will be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder will actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of Beneficial Assignment Certificates, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as a facsimile delivery of the Agreement of Assignment and Transfer).

SECTION 3.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 5, as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Units pending receipt of any regulatory or governmental approvals specified in
Section 14 ("Certain Legal Matters") or pending receipt of any additional documentation required by the Agreement of Assignment and Transfer. The tendering Unitholders will be paid promptly following
(i) receipt of a valid, properly and fully executed Agreement of Assignment and Transfer and (ii) receipt by the Purchaser of the Partnership's confirmation that the transfer of Units have been effectuated, subject to Section 4 ("Proration") of this Offer to Purchase. The Purchaser will issue payment only to the Unitholder of record and payment will be forwarded only to the address listed on the Agreement of Assignment and Transfer.

For purposes of the Offer, the Purchaser shall be deemed to have been accepted for payment (and thereby purchased tendered Units) when the Purchaser is in receipt of the Partnership's confirmation that the transfer of Units has been effectuated. Upon the terms and subject to the conditions of the Offer, payment for the Units purchased pursuant to the Offer will in all cases be made by the Purchaser.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR
UNITS.

If any tendered Units are not purchased for any reason, the Agreement of Assignment and Transfer with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for the Units tendered pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Purchaser may, nevertheless, on behalf of the Purchaser, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 5.

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Unless otherwise prohibited, the Purchaser reserves the right to transfer or assign, in whole or from time to time in part, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

SECTION 4.  PRORATION.

If not more than 196,544 Units are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser, upon the terms and conditions of the Offer and subject to the approval of the Partnership and/or the General Partner, will accept for payment all such Units so tendered.

If more than 196,544 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and conditions of the Offer and subject to the approval of the Partnership and/or the General Partner, will accept for payment and pay for an aggregate of 196,544 Units so tendered, pro rata according to the number of Units validly tendered by each Unitholder and not properly withdrawn on or prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid tenders of fractional Units and purchases that may otherwise violate the Partnership's Limited Partnership Agreement, where applicable.

In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will forward payment together with a notice explaining the final results of the proration as soon as practicable. The Purchaser will not pay for any Units tendered until after the final proration factor has been determined.

In the event that proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or to return those Units promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known.

SECTION 5.  WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 5, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

For withdrawal to be effective, a written notice of withdrawal must be timely received by the Purchaser (i.e. a valid notice of withdrawal must be received after May 13, 1999 but on or before June 17, 1999, or such other date to which this Offer may be extended) at the address set forth in the attached Agreement of Assignment and Transfer. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the same person(s) who signed the Agreement of Assignment and Transfer and must also contain a Medallion Signature Guarantee. If the Units are held in the name of two or more persons, all such persons must sign the notice of withdrawal.

If purchase of, or payment for, Units is delayed for any reason, or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 5, subject to Rule 14e-1(c) under the Exchange Act, which provides, in part, that no person who makes a tender offer shall fail to pay the consideration offered or return the securities (i.e. Units) deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in
Section 2 at any time prior to the Expiration Date.

SECTION 6.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

The Purchaser expressly reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 13 ("Conditions of the Offer") shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, validly tendered Units, (ii) upon the occurrence or failure to occur of any of the conditions specified in
Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving written notice, of such termination to the Purchaser, and (iii) to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer or any other material changes in the terms of the Offer.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 5. However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

SECTION 7.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws.

EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE
PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING UNITS
PURSUANT TO THE OFFER.

CONSEQUENCES TO TENDERING UNITHOLDER. A Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold.
 The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances, and will be affected by both allocations of Partnership income, gain or loss, and any cash distributions made by the Partnership to a Unitholder with respect to such Units. In this regard, tendering Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold pursuant to the Offer through the effective date of the sale.

A Unitholder who acquired Units pursuant to the original offering of Units by the Partnership is expected to recognize a loss on a sale of Units pursuant to the Offer.

In general, the character (as capital or ordinary) of Unitholder's gain or loss on a sale of a Unit pursuant to the Offer will be determined by allocating the Unitholder's amount realized on the sale and his adjusted tax basis in the Units sold between "Section 751 items," which are "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss, and the difference between the Unitholder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as a capital asset. The Purchaser believes that substantially all of any tax gain realized on a sale of Units pursuant to the Offer will be treated as a capital gain under these rules.

A Unitholder's capital gain (if any) or loss on a sale of Units pursuant to the Offer will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law (which is subject to change), long-term capital gains of individuals and other non-corporate taxpayers are generally taxed at a maximum marginal federal income tax rate of 20% (or 25% on recapture of the amount of accelerated depreciation on real property), whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income.
 Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. A Unitholder with "suspended" passive activity losses (i.e., net tax losses in excess of statutorily provided "phase-in" amounts) from the Partnership generally will be entitled to offset such losses against any income or gain recognized by the Unitholder on a sale of his Units pursuant to the Offer. If a Unitholder is unable to sell all his Units, the deductibility of any unused losses would continue to be subject to the passive activity loss limitation until the Unitholder sells his remaining Units. See Section 8 ("Effects of the Offer"). A Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Agreement of Assignment and Transfer.

IF A UNITHOLDER WHO IS SUBJECT TO BACKUP WITHHOLDING DOES NOT
PROPERLY COMPLETE AND SIGN THE SUBSTITUTE FORM W- 9, THE PURCHASER WILL WITHHOLD 31% FROM PAYMENTS TO SUCH UNITHOLDER. SEE INSTRUCTION 3 TO THE AGREEMENT OF ASSIGNMENT AND TRANSFER.

Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Offer Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Agreement of Assignment and Transfer certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

CONSEQUENCES TO A NON-TENDERING UNITHOLDER. The Purchaser does not anticipate that a Unitholder who does not tender his or its Units will realize any material tax consequences as a result of the election not to tender. However, if as a result of the Offer there is a sale or exchange of 50% or more of the total Units in Partnership capital and profits within a 12-month period, a termination of the Partnership for federal income tax purposes would occur, and the taxable year of the Partnership would close. In the case of such a sale or exchange, the Properties (subject to related debt) of the Partnership would be treated as contributed to a new partnership (or an association taxable as a corporation). The Partnership will then be deemed to distribute to its Unitholders interests in the new partnership in a deemed liquidation of the Partnership. The Purchaser has not, however, had access to complete information concerning assignments of Units and cannot, therefore, be certain that the Partnership will not terminate for tax purposes as a result of sales pursuant to the Offer. The consequences of a termination of the Partnership could include changes in the methods of depreciation available to the Partnership for tax purposes and possibly other consequences the extent of which cannot be determined by the Purchaser without access to the books and records of the Partnership. In addition, a termination of the Partnership could cause the Partnership or its assets to become subject to unfavorable statutory or regulatory changes enacted or issued prior to the termination but previously not applicable to the Partnership or its assets because of protective "transitional" rules. The Purchaser has reserved the right not to purchase Units to the extent such purchase would cause a termination of the Partnership for federal income tax purposes.

CONSEQUENCES TO A TAX-EXEMPT UNITHOLDER. Although certain entities are generally exempt from federal income taxation, such tax-exempt entities (including Individual Retirement Accounts (each an "IRA")) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property", interest, dividends, real property rents not dependent upon income or profits, and gain from disposition of non-inventory property) derived by certain trusts (including IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of such organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. Subject to certain exceptions, "debt-financed property" is generally any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year. Acquisition indebtedness is generally indebtedness incurred by a tax-exempt entity directly or through a partnership:(i) in acquiring or improving a property; (ii) before acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement; or (iii) after acquiring or improving a property if the indebtedness would not have been incurred but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of the acquisition or improvement.

To the extent the Partnership holds debt financed property or inventory or other assets as a dealer, a tax-exempt Unitholder (including an IRA) could realize UBTI on the sale of a Unit. In addition, a tax-exempt Unitholder will realize UBTI upon the sale of a Unit, if such Unitholder held its Units as inventory or otherwise as dealer property, or acquired its Units with acquisition indebtedness. However, any UBTI recognized by a tax-exempt Unitholder as a result of a sale of a Unit, in general, may be offset by such Unitholder's net operating loss carryover (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

EACH TAX-EXEMPT UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF SELLING OR NOT
SELLING UNITS PURSUANT TO THE OFFER.

SECTION 8.  EFFECTS OF THE OFFER.

CERTAIN RESTRICTIONS ON TRANSFER OF INTERESTS. The Limited Partnership Agreement restricts transfers of Units if, among other things, in the opinion of counsel to the Partnership a transfer would cause a termination of the Partnership for federal income tax purposes (which termination will occur when Units representing 50% or more of the total Partnership capital and profits are transferred within a twelve-month period). Consequently, sales of Units in the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers or Units during such twelve- month period which the General Partner believes may cause a tax termination. The Purchaser does not intend to purchase Units to the extent such purchase would cause a termination of the Partnership. See Section 13 ("Conditions of the Offer").

EFFECT ON TRADING MARKET. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units on any secondary market.

VOTING POWER OF PURCHASER. Depending on the number of Units acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Unitholders, unless otherwise prohibited.

The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and
solicitation of consents from, Unitholders.   The Purchaser does not
expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in the Offer, the units will continue to be held of record by more than 300 persons.

SECTION 9.  PURPOSE OF THE OFFER;  FUTURE PLANS.

PURPOSE OF THE OFFER. The purpose of the Offer is to enable the Purchaser to acquire an interest in the Partnership for investment purposes based on its expectation that there may be underlying value in the Properties. The Purchaser does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership. However, these plans could change at any time in the future. The purchase of the Units will allow the Purchaser to benefit from any of the following: (a) any cash distributions from Partnership operations in the ordinary course of business; (b) any distributions of net proceeds from the sale of any Properties; and (c) any distributions of net proceeds from the liquidation of the Partnership.

FUTURE PLANS. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer.

The Purchaser is acquiring the Units pursuant to the Offer solely for investment purposes. Although the Purchaser has no present intention to seek control of the Partnership or to change the management or operations of the Partnership, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a limited partner, unless otherwise prohibited, to vote on matters subject to a limited partner vote, including a vote to cause the sale of the Partnership's remaining property and the liquidation and dissolution of the Partnership.

SECTION 10.  THE BUSINESS OF THE PARTNERSHIP.

Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser disclaims any responsibility for the information included in such reports and extracted in this Offer to Purchase.

General Background on the Partnership

The Partnership was formed in August 1986 under the Delaware Revised Uniform Limited Partnership Act to invest principally in federally-insured mortgages on multifamily housing properties and to acquire, hold, sell, dispose of and otherwise deal with limited partnership interests (the "Partnership Equity Investments") in the limited partnerships (the "Operating Partnerships") which construct and operate these properties. The Partnership's investment objectives generally are to (i) preserve and protect the Partnership's capital; (ii) provide quarterly cash distributions to investors; and (iii) achieve increasing current income and long-term capital appreciation through increases in income from the Partnership Equity Investments. Originally, there was a fourth investment objective which was to make the Units freely transferable 24 to 36 months after the Partnership commenced operations by qualifying the Units for quotation on NASDAQ. However, at a Special Meeting of Unitholder on December 17, 1990, amendments to the Partnership Agreement were approved to only allow limited transferability of Units to preserve the tax status of the Partnership and avoid being designated as a "publicly traded partnership".

A total of 4,011,101 beneficial assignment certificates representing beneficial assignment of limited partnership interests in the Partnership ("Units") were sold at $20 per Unit for total capital contributions of $80,222,020 prior to the payment of certain organization and offering costs.

On May 7, 1998, a registration statement on Form S-4 was filed with the Securities and Exchange Commission by America First Real Estate Investment Company, Inc. ("AFRIC") relating to a proposed merger of the Partnership and Capital Source, L.P. into AFRIC which was formed for the purpose of making opportunistic, growth-oriented real estate investments. Due to significant changes in the United States equity and real estate markets in the Fall of 1998, the General Partner of the Partnership reevaluated the terms of the proposed merger and has decided to restructure it so that the resulting entity is a publicly-traded limited partnership that will primarily invest in residential apartment complexes and other commercial real estate. Therefore, in the view of the General Partner, the investment objectives of the new limited partnership will be substantially similar to those of the Partnership. The proposed merger will be subject to the consent of the Unitholders of the Partnership and Capital Source, L.P.

The Partnership originally acquired (i) four mortgage-backed securities (the "GNMA Certificates") guaranteed as to principal and interest by the Government National Mortgage Association ("GNMA") collateralized by first mortgage loans on multifamily housing properties located in three states, (ii) a first mortgage loan insured by the Federal Housing Administration (the "FHA Loan") on a multifamily housing property located in Charlotte, North Carolina, and (iii) Partnership Equity Investments in five limited partnerships which own the multifamily housing properties financed by the GNMA Certificates and the FHA Loan. The Partnership has been repaid by GNMA on one of the GNMA Certificates and the related property has been deeded to GNMA in lieu of foreclosure, thus eliminating the Partnership Equity Investment in this property. Collectively, the remaining GNMA Certificates, the FHA Loan and the Partnership Equity Investments are referred to as the "Permanent Investments." The Partnership had also invested amounts held in its reserve account in certain GNMA securities backed by pools of single-family mortgages ("Reserve Investments"); however, at December 31, 1998, the Partnership no longer held any GNMA securities in its reserve account.

While principal of and interest on the GNMA Certificates and the FHA Loan are ultimately guaranteed by the United States government, the amount of cash distributions received by the Partnership from the Partnership Equity Investments is a function of the net rental revenues generated by the properties owned by the Operating Partnerships. Net rental revenues from a multifamily apartment complex depend on the rental and occupancy rates of the property and on the level of operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market area in which a property is located. This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and interest rates on single-family mortgage loans. In addition, factors such as government regulation (such as zoning laws), inflation, real estate and other taxes, labor problems and natural disasters can affect the economic operations of a property.

In each city in which the Partnership's properties are located, such properties compete with a substantial number of other apartment complexes. Apartment complexes also compete with single-family housing that is either owned or leased by potential tenants. The principal method of competition is to offer competitive rental rates. The Partnership's properties also compete by emphasizing property location, condition and amenities.

The Partnership believes that each of its properties is in compliance in all material respects with federal, state and local regulations regarding hazardous waste and other environmental matters and the Partnership is not aware of any environmental contamination at any of such properties that would require any material capital expenditure by the Partnership for the remediation thereof.

The Partnership is engaged solely in the business of owning mortgages and holding equity interests in real estate limited partnerships.

At December 31, 1998 the Partnership had one employee. In addition, certain services are provided to the Partnership by employees of America First Companies L.L.C. which is an affiliate of the General Partner of the Partnership, and the Partnership reimburses America First Companies L.L.C. for such services at cost. The Partnership is not charged and does not reimburse for the services performed by managers and officers of America First Companies L.L.C.

The principal executive offices of the Partnership, and the General Partner are located at Suite 400, 1004 Farnam Street, Omaha,
Nebraska  68102, and their telephone number is (402) 444 1630.

The Partnership's Assets

The FHA Loan and GNMA Certificates owned by the Partnership are guaranteed as to principal and interest by FHA and GNMA, respectively. The obligations of FHA and GNMA are backed by the full faith and credit of the United States government. The Partnership Equity Investments, however, are not insured or guaranteed. The value of these investments is a function of the value of the real estate underlying the Operating Partnerships.

The Partnership does not directly own or lease any physical properties. However, by virtue of its interest in the Partnership Equity Investments in the Operating Partnerships, the Partnership indirectly owns up to a 99% interest in three multifamily apartment projects. In addition, the Partnership owns a 68.70% interest in another multifamily apartment project known as The Ponds at Georgetown. The multifamily apartment projects are described in the following table:

                                                            Average
                                             Number of    Square Feet
Property Name               Location           Units        Per Unit

Crane's Landing          Winter Park, FL        252           751
Delta Crossing           Charlotte, NC          178           880
Monticello Apartments    Southfield, MI         106          1027
The Ponds at Georgetown  Ann Arbor, MI          134          1002

Occupancy rates and expressed as a percentage and average effective annual rental rate per unit for each of the last five years are set forth below:

                                    1998     1997     1996     1995     1994
                                   __________________________________________

CRANE'S LANDING
  Average Occupancy Rate             96%      96%      94%      89%      90%
  Average Effective Annual
    Rental Per Unit                $7,577   $7,366   $6,954   $6,327   $6,322

DELTA CROSSING
  Average Occupancy Rate             94%      93%      92%      94%      95%
  Average Effective Annual
    Rental Per Unit                $7,457   $7,260   $7,097   $7,866   $7,380

MONTICELLO APARTMENTS
  Average Occupancy Rate             98%      97%      96%      99%      97%
  Average Effective Annual
    Rental Per Unit                $9,627   $8,873   $8,804   $8,630   $8,287

THE PONDS AT GEORGETOWN
  Average Occupancy Rate             99%      97%      95%      95%      95%
  Average Effective Annual
    Rental Per Unit               $10,362   $9,883   $9,515   $9,174   $8,955


The following sets forth certain information regarding the properties financed by the Partnership.

Crane's Landing

Crane's Landing, located in Winter Park, Florida, is a 252-unit complex with one-, two- and three-bedroom apartments on fourteen acres of land. Average occupancy was 96% during 1998 and 1997. Rental revenue remained constant from 1997 to 1998; however, real estate operating expenses increased approximately 17% in 1998, compared to 1997. Real estate operating expenses increased primarily due to a 41% increase in repairs and maintenance expenses.
 As a result, net operating income before depreciation, interest and amortization decreased approximately 12% from 1997 to 1998. The property remained current on its mortgage obligations during 1998.

Delta Crossing

Delta Crossing is a 178-unit apartment complex located in Charlotte, North Carolina. Average occupancy was 94% in 1998, compared to 93% in 1997. As a result of the increase in occupancy and rental rate increases, rental income increased approximately 3% in 1998, compared to 1997. The increase in rental income, combined with a decrease of approximately 7% in repairs and maintenance expenses and property improvements, was more than offset by an increase of 10% in labor expenses and slight increases in other expenses. As a result, net operating income before depreciation, interest and amortization decreased approximately 2% from 1997 to 1998. The property was current on its mortgage obligations during 1998.

Monticello Apartments

Monticello Apartments, located in Southfield, Michigan, contains 106 rental units. Average occupancy was 98% in 1998, compared to 97% in 1997. Due to the slight increase in average occupancy and rental rate increases, rental income increased approximately 5% in 1998, compared to 1997. The increase in rental income, was partially offset by an increase of approximately 27% in repairs and maintenance expenses. As a result, net operating income before depreciation, interest and amortization increased approximately 6% from 1997 to 1998. The property was current on its mortgage obligations during 1998.

The Ponds at Georgetown

The Ponds at Georgetown consists of 134 apartments located in Ann Arbor, Michigan. Average occupancy was 99% in 1998, compared to 97% in 1997. Rental revenue increased approximately 3.5% in 1998, compared to 1997, primarily due to the increase in average occupancy, while real estate operating expenses increased approximately 8%. The increase in real estate operating expenses was primarily due to an 8% increase in repairs and maintenance expenses which was partially offset by a 17% decrease in real estate taxes. As previously disclosed, the mortgage loan for the Ponds at Georgetown was restructured in September 1998, which lowered the interest rate from 9.25% to 7.85%. In connection with the restructuring, shortfalls of $407,218 were funded by the Partnership's reserves. As a result of restructuring the mortgage loan, cash flow from the property is now anticipated to be sufficient to cover all the operating partnership's cash needs, including mortgage payments and taxes. The property was current on its mortgage obligations as of December 31, 1998.

Selected Financial Data.

Set forth below is a summary of certain financial data for the Partnership that has been excerpted from the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. The Purchaser expressly disclaims any responsibility for the information contained in these filed reports and extracted in this discussion.

The Partnership reduced the level of distributions from $.0675 per month to $.0375 per month effective with the August 1998 distribution payable in October 1998. According to the Partnership, a reduction in the distribution was required so that cash provided by operating activities and, if necessary, withdrawals from the Partnership's reserves, to the extent available, will be adequate to meet its short-term liquidity requirements, including the payments of distributions to Unitholders. The Partnership has no other internal or external sources of liquidity. Under the terms of its Partnership Agreement, the Partnership has the authority to enter into short- and long-term debt financing arrangements; however, the Partnership currently does not anticipate entering into such arrangements. The Partnership is not authorized to issue additional Units to meet short-term and long-term liquidity requirements.

The following table sets forth in comparative tabular form a summary of selected financial data for each of the Partnership's last five full years:

For the Years Ended December 31
(in dollars)

                            1998       1997       1996       1995       1994
Mortgage-backed
  securities income      2,426,356  2,499,844  2,520,727  2,561,901  2,526,266
Net income (loss)          881,115  1,654,005  2,123,037  2,173,096  2,021,288
Net income (loss) allocated to:
    Investor Limited
      Partners             872,304  1,637,465  2,101,807  2,151,365  2,001,075
    Per Unit                  0.22       0.41       0.52       0.54       0.50
    General Partners         8,811     16,540     21,230     21,731     20,213

Total assets at 12/31   27,771,206 29,829,534 31,340,155 35,541,767 33,589,321

Long-term obligations
  at 12/31                    0          0          0          0          0

Distributions:
    Investor Limited
      Partners           2,647,327  3,428,992   3,428,992  3,428,992  3,428,992
    Per Unit                  0.66       0.81        0.81       0.81       0.81
    General Partners        26,741     32,818      32,818     32,818     32,818

For additional information, please see the discussion above under Introduction- "Establishment of the Offer Price."

SECTION 11.  CERTAIN INFORMATION CONCERNING THE PURCHASER.

The Purchaser is Madison Liquidity Investors 104, LLC, a limited liability company organized under the laws of the State of Delaware.
 For information concerning the Purchaser and its principals, please refer to Schedule "I" attached hereto. The principal business of the Purchaser is investment in securities, particularly limited partnership securities. The principal business address of the Purchaser is P.O. Box 7461, Incline Village, Nevada 89452.

The Purchaser has made binding commitments to contribute and has available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is not a public company and has not prepared audited financial statements. The Purchaser, its principals, owners and members have an aggregate net worth in excess of $5,000,000, including net liquid assets of more than $1,000,000.

As of the date of this Offer, ISA Partnership Liquidity Investors, LP and Cobble Hill Investments, LP, affiliates of the Purchaser, own collectively, 1,525 Units representing approximately .04% of the outstanding Units of the Partnership. These Units were acquired during April 28, 1998 through March 25, 1999 secondary market transactions, at prices ranging from $4.57 to $8.00 per Unit. In consideration of the limited and inefficient nature of the market for the Units, the Purchaser does not believe that the prices paid for previously acquired Units should be relied upon as a complete and accurate representation as to the current fair market value of the Units.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule "I" nor any affiliate of the Purchaser, beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule "I" nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, other than those purchases referred to in the preceding paragraph, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule "I" nor any affiliate of the Purchaser have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule "I", or any affiliate of the Purchaser on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser, on the one hand, the persons listed on Schedule "I", and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Set forth below is certain unaudited financial information with respect to the Purchaser's sole member and funding source, Madison/OHI Liquidity Investors, LLC ("Madison/OHI").

                      CONSOLIDATED BALANCE SHEET

                          NOVEMBER 30, 1998
          ASSETS

          Cash                                     $  459,290
          Investment in limited partnerships        2,092,152
          Other Assets                                 29,004
                                                    ---------
          TOTAL ASSETS                             $2,580,446


                   LIABILITIES AND MEMBERS' EQUITY

          LIABILITIES:

          Accounts payable and accrued expenses    $  227,859
          Notes payable                             1,048,825
          Advances from affiliates                  1,149,201
                                                    ---------
          Total Liabilities                        $2,425,885

          MEMBERS' EQUITY                             154,561
                                                    ---------
          TOTAL LIABILITIES AND MEMBERS' EQUITY    $2,580,446

Please see Section 12 ("Source of Funds") for a description of certain financing arrangements of Madison/OHI.

SECTION 12.  SOURCE OF FUNDS.

The Purchaser expects that approximately $982,720 would be required to purchase up to the 196,544 Unit maximum of the outstanding Units, if tendered, and approximately an additional $100,000.00 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the Offer Price and related expenses through existing equity sources and/or borrowing facilities. It is expected that the Purchaser will obtain its funding from its Member, Madison/OHI Liquidity Investors, LLC ("Madison/OHI"), which in turn has represented that it intends to utilize its existing capital sources and borrowings from its credit facility. The Offer is not contingent on obtaining financing.

The following is a summary description of the existing credit facility (the "Facility") provided for the benefit of the Madison/OHI and the Purchaser, pursuant to the Loan Agreement, dated as of October 2, 1998 (the "Loan Agreement"), between Madison/OHI, as borrower, Omega Healthcare Investors, Inc., as the lender (the "Lender"). This summary description does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which has been filed as an exhibit to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission.

Pursuant to the Loan Agreement, the Lender has made available to Madison/OHI a revolving credit facility of up to $30 million at any one time outstanding, which amount is reduced to $25 million after the fifth (5th) anniversary of the first funding date, October 20, 2003. Loans under the Facility (the "Loans") may be utilized to finance certain permitted investments. The Facility matures on the earlier of the seventh (7th) anniversary of the first funding date, October 20, 2005, or the date upon which the Lender duly accelerates the due date of all unpaid principal and interest owed by the Madison/OHI to the Lender.

Loans bear interest, at rates ranging from 9% per annum to 16% per annum, based on various classifications made under the Loan Agreement. As of the date hereof, Madison/OHI currently has made draw downs aggregating $5.7 million under the Facility. Madison/OHI has no plans or arrangements to refinance or repay such borrowings.

Madison/OHI is obligated to pay a fee on the unused portion of the Facility. Such unused fee is payable quarterly in arrears and calculated based on the actual number of days elapsed over a 365 day period. The quarterly unused fee is required to be paid in an amount equal to twenty-five percent (25%) of the product obtained by multiplying (a) one-eighth (1/8) of one (1) percent (i.e. 12-1/2 basis points) by (b) the amount by which $30 million exceeds the average outstanding principal balance of the Loan during the three
(3) month period beginning December 1, 1998 and ending February 28, 1999, and each successive quarter thereafter until the Lender is no longer obligated to make advances on the Loan pursuant to the Loan Agreement.

The Loans are subject to mandatory prepayment only to the extent that the aggregate outstanding principal amount of the Loans on any day exceeds the amount of the Facility then in effect. Voluntary prepayments of the Loans and voluntary reductions of the Facility are permitted, in whole or in part, at the option of Madison/OHI in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Lender's costs under certain conditions.

Madison/OHI's obligations under the Facility have been guaranteed by limited personal guarantees of the managing directors of Madison/OHI, Bryan E. Gordon and Ronald M. Dickerman.

The Facility contains representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar transactions.

SECTION 13.  CONDITIONS OF THE OFFER.

Notwithstanding any other terms of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if
(i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and the Purchaser will be admitted as a Substitute Limited Partner under Section 10.3 of the Partnership Agreement, or (ii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date.

The Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, the Purchaser determines, in its sole discretion, that any of the following conditions exist:

     (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which , in the view of the Purchaser, (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes, confirms or seeks to impose or confirm limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) might cause any material diminution of the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the transactions contemplated by the Offer, (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Purchaser or the Partnership, (vi) challenges the acquisition by the Purchaser of the Units or seeks to obtain any material damages as a result thereof, or (vii) challenges or adversely affects the Offer;

     (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph
(a) above;

     (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

     (d) any change or development shall have occurred or been threatened (or any condition, event or development involving a prospective change) since the date hereof, in the business, properties, assets, liabilities, financial condition, capitalization, partners' equity, licenses, franchises, tax status, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have an adverse effect on the value of the Units;

     (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event which might an adverse affect, the extension of credit by banks or lending institutions or result in any imposition of currency controls in the United States,
(iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer a material acceleration or worsening thereof;

     (f) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units;

     (g) any developments that would substantially impair or encumber those benefits that the Purchaser is attempting to achieve in this Tender Offer;

     (h) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices;

     (i) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the Units to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment;

     (j) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

     (k) the Partnership or its General Partner shall have amended, or proposed or authorized any amendment to, the Limited Partnership Agreement or the Purchaser shall have become aware that the Partnership or its General Partner have proposed any such amendment.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

SECTION 14.  CERTAIN LEGAL MATTERS.

GENERAL. Except as set forth in this Section, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of (i) any filings, approvals or other actions by any domestic or foreign governmental or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer other than the filing of a Tender Offer Statement on Schedule 14D-1 (which has been filed) and any required amendments thereto, or (ii) any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or
action would be sought.   While there is no present intent to delay
the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

LITIGATION AFFECTING THE PARTNERSHIP. The Partnership has been named as a defendant in a purported class action lawsuit filed in the Delaware Court of Chancery on February 3, 1999 by two Unitholders, Alvin M. Panzer and Sandra G. Panzer, against the Partnership, its general partners, and various of their affiliates (including Capital Source, L.P., a similar partnership whose general partners that are the General Partner) and Lehman Brothers, Inc. The plaintiffs seek to have the lawsuit certified as a class action on behalf of all Unitholders of the Partnership and Capital Source, L.P. The lawsuit alleges, among other things, that a proposed merger transaction involving the Partnership and Capital Source, L.P. is deficient and coercive, that the defendants have breached the terms of the Partnership agreement and that the defendants have acted in manners which violate their fiduciary duties to the Unitholders. The plaintiffs seek to enjoin the proposed merger transaction and to appoint an independent Unitholder representative to investigate alternative transactions. The lawsuit also requests a judicial dissolution of the Partnership, an accounting, and unspecified damages and costs. At this time, the General Partners is unable to estimate the effect of the litigation on the financial statements of the Partnership.

APPRAISAL RIGHTS. Unitholders will not have appraisal rights as result of the Offer.

ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe that the HSR Act is applicable to the acquisition of Units pursuant to the Offer.

ERISA. By executing and returning the Agreement of Assignment and Transfer, a Unitholder will be representing that either (a) the Unitholder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. Section 2510.3-101 of any such plan; or (b) the tender and acceptance of Units pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve
System and, accordingly, such regulations are not applicable to the Offer.

STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, security holders, principal executive officers or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability or any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any Units tendered.

SECTION 15.  FEES AND EXPENSES.

Except as otherwise set forth herein, the Purchaser will pay all costs and expenses of printing, publishing and mailing the Offer and its legal fees and expenses. Except as set forth in this Section, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer.

SECTION 16.  MISCELLANEOUS.

THE OFFER IS BEING MADE TO ALL UNITHOLDERS, BENEFICIAL OWNERS AND ASSIGNEES, ALL TO THE EXTENT KNOWN BY THE PURCHASER. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF
OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Agreement of Assignment and Transfer and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer.
 Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in Section 10 "The Business of the Partnership."

May 13, 1999

MADISON LIQUIDITY INVESTORS 104, LLC
MADISON/OHI LIQUIDITY INVESTORS, LLC

                              SCHEDULE I

           THE PRINCIPALS OF THE PURCHASER AND MADISON/OHI

The names of the managing directors of the Purchaser and Madison/OHI and their principal occupations and five-year employment histories are set forth below. Each individual is a citizen of the United
States. The business address of each of the Purchaser and Madison/OHI is P.O. Box 7461, Incline Village, Nevada 89452.

MADISON LIQUIDITY INVESTORS 104, LLC is a Delaware limited liability company (the "Purchaser") founded by Bryan E. Gordon and Ronald M. Dickerman that was organized for the purpose of acquiring Units in the Partnership as well as Units in certain other partnerships, some of which are also sponsored by the Partnership's General Partner. The Purchaser's sole member is Madison/OHI Liquidity Investors, LLC ("Madison/OHI").

MADISON/OHI LIQUIDITY INVESTORS, LLC is a Delaware limited liability company founded by Bryan E. Gordon and Ronald M. Dickerman, both of whom are managing directors of the limited liability company. Madison/OHI is the sole member of the Purchaser and, as further described in Section 12 to this Offer to Purchase, is the primary funding source for the Offer. The business address of Madison is P.O. Box 7461, Incline Village, Nevada 89452.

BRYAN E. GORDON is a Managing Director of the Purchaser as well as being a Managing Director of Madison/OHI. Prior to co-founding predecessor entities to the Purchaser and Madison/OHI in January 1995, Mr. Gordon had 13 years of experience in the investment banking and management consulting fields, with an emphasis on real estate and corporate finance. Mr. Gordon has extensive experience with equity and debt financings, mergers and acquisitions, roll-up and formation transactions, and restructurings of limited partnerships, REITs, corporations and joint ventures. Mr. Gordon's experience includes: seven years in the Real Estate and Partnership Finance Groups at Smith Barney, Inc.; two years in the Investment Banking Division of Bear, Stearns & Co. Inc.; one year in the Real Estate and Partnership Finance Group at EF Hutton & Company; and three years in management consulting with Tillinghast/Towers, Perrin, Foster & Crosby. Mr. Gordon earned an MBA from Columbia University's Graduate School of Business and a BSE from the Wharton School of the University of Pennsylvania.

RONALD M. DICKERMAN is a Managing Director of the Purchaser as well as being a Managing Director of Madison/OHI. Prior to co-founding predecessor entities to the Purchaser and Madison/OHI in January
1995, Mr. Dickerman had 14 years of experience in the analysis, acquisition, financing, management, and disposition of income-producing real estate. In 1991, Mr. Dickerman founded First Equity Realty Corp., a real estate investment firm specializing in the acquisition of multi-family properties from financial institutions, utilizing a value-added approach. From 1987-1991, Mr. Dickerman was an investment banker in the Partnership Finance Group of Smith Barney, Harris, Upham & Co., Inc. His responsibilities included the origination, analysis, structuring, acquisition, asset management, disposition and marketing of real estate and other limited partnerships. Mr. Dickerman earned an MBA from Columbia University's Graduate School of Business and a BA from Tufts University.